Conyers Dill & Pearman

BARRISTERS & ATTORNEYS

CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA
TEL: (441) 295 1422 FAX: (441) 292 4720 EMAIL: BERMUDA@CONYERSDILLANDPEARMAN.COM
WWW.CONYERSDILLANDPEARMAN.COM

31st January 2007

Silverstar Holdings Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

DIRECT LINE: 441 299 4985
E-MAIL: graham.collis@conyersdillandpearman.com
OUR REF: [illegible]
YOUR REF:

Dear Sirs,

Silverstar Holdings Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company of a registration statement on form S-3 with the U.S. Securities and Exchange Commission on 31st January 2007 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 1,474,562 common shares, par value US$0.01 each (the "Common Shares") for resale by the selling shareholders named therein (the "Selling Shareholders"). 1,047,182 of the Common Shares being registered (the "Conversion Shares") are issuable upon the conversion of a convertible debenture issued on 19th October 2006 and due 31st October 2008 (the "Debenture"). 427,380 of the Common Shares being registered (the "Issued Shares") are already in issue.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Debenture. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 31st January 2007, copies of minutes of meetings of the board of directors of the Company held on, or written resolutions of the directors adopted on, 12th October 2005, 23rd August 2006 and 27th November 2006 (the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all

factual representations made in the Registration Statement and the Debenture and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for as contemplated by the Debenture, the Conversion Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3. Based solely upon a review of the register of members of the Company dated 24th January 2007 prepared by American Stock Transfer & Trust Company, the branch registrar of the Company, the Issued Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

CONYERS DILL & PEARMAN